Exhibit 10.4

SIXTH AMENDMENT AND JOINDER TO CREDIT AGREEMENT

AND TO SECURITY AGREEMENT

This Sixth Amendment and Joinder to Credit Agreement and to Security Agreement (the “Amendment”) is made as of this 24th day of July, 2015, by and among SL INDUSTRIES, INC., a Delaware corporation, and each of the entities listed as a Borrower on the signature pages hereto (collectively, “Existing Borrowers” and each is individually referred to as an “Existing Borrower”), each of the entities listed as a GUARANTOR on the signature pages hereto (collectively “Guarantors” and each is individually referred to as a “Guarantor”), and DAVALL GEARS LTD., a company incorporated and registered in England and Wales (“Joining Borrower”, and collectively with the Existing Borrowers, the “Borrowers”, and collectively with the Guarantors, the “Loan Parties”) the financial institutions which are now or which hereafter become a party hereto as lenders (collectively, the “Lenders” and each is individually referred to as a “Lender”), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”) and in its capacity as a Lender.

BACKGROUND

A. On August 9, 2012, Existing Borrowers, Guarantors, Lenders and Administrative Agent entered into a Credit Agreement to reflect certain financing arrangements between the parties thereto (as amended, modified, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”). The Credit Agreement and all other documents, instruments, and agreements executed in connection therewith are collectively referred to herein as the “Existing Financing Agreements.” All capitalized terms used herein but not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

B. The Borrowers have informed Administrative Agent and Lenders that SL Montevideo Technology, Inc. (“Buyer”) seeks to acquire 100% of the Equity Interests of Joining Borrower pursuant to a Share Purchase Agreement for the Sale and Purchase of Davall Gears Ltd. dated as of July 24, 2015 (the “Purchase Agreement”) among Buyer and the shareholders of Joining Borrower referenced therein (collectively, the “Sellers”). Such acquisition was previously consented to by Agent and Lenders, as it would otherwise constitute a Permitted Acquisition except that the purchase price may exceed the amount of total costs and liabilities permitted for any individual acquisition involving a foreign Subsidiary.

C. The Borrowers have requested that (i) Administrative Agent and Lenders join Joining Borrower as a “Borrower” under the Credit Agreement, (ii) the Lenders holding the Revolving Credit Commitments establish a $4,000,000 subline for Revolving Credit Loans funded in Dollars to be made available to Joining Borrower, and (iii) Administrative Agent and Lenders amend certain other terms and provisions contained in the Credit Agreement, in each case subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Joinder. Upon the effectiveness of this Amendment as provided for in Section 8 of this Amendment below: (i) Joining Borrower, hereby joins in as, assumes, and agrees to be bound by the obligations and liabilities of, assumes and adopts the duties, obligations, liabilities, undertakings and role of, and becomes one of the Borrowers and one of the UK Borrowers under the Credit Agreement and the other Loan Documents and a Debtor under the Security Agreement, and (ii) all references to Borrowers, Debtor and/or to UK Borrowers contained in the Loan Documents, specifically including the Credit Agreement and the Security Agreement, are hereby deemed for all purposes to also refer to and include Joining Borrower and, subject to the limitations set forth in this Amendment, Joining Borrower hereby agrees to comply with all of the terms and conditions of, and covenants and undertakings of, the Borrowers and the UK Borrowers under the Loan Documents, specifically including the Credit Agreement and the Security Agreement, in each case under clauses (i) and (ii) hereof as if Joining Borrower were an original signatory as a Borrower to each such Loan Document, and the Credit Agreement, Security Agreement and other Loan Documents are hereby amended, as appropriate, to so provide; provided that, notwithstanding anything to the contrary provided for herein or in the Credit Agreement or the Security Agreement, (x) upon the effectiveness of this Amendment, Joining Borrower hereby becomes liable as a UK Borrower, on a joint and several basis, along with all other UK Borrowers, for all present and future UK Obligations, and (y) under no circumstances shall Joining Borrower be liable for, nor shall any Lien granted by Joining Borrower to Administrative Agent pursuant to any Loan Document secure, any Obligations other than the UK Obligations.

2. Amendments. Upon the effectiveness of this Amendment, the Credit Agreement shall be amended as follows:

(a) New Definitions. The following new defined terms shall be added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

65% Charge Over Shares shall mean that certain Charge Over Shares dated as of the Sixth Amendment Date by and between Administrative Agent and SL Montevideo Technology, Inc. with respect to 65% of the Equity Interests issued by Joining Borrower.

100% Charge Over Shares shall mean that certain Charge Over Shares dated as of the Sixth Amendment Date by and between Administrative Agent and SL Montevideo Technology, Inc. with respect to 100% of the Equity Interests issued by Joining Borrower, which are owned from time to time by SL Montevideo Technology, Inc., not to be less than 94% of the Equity Interests of Joining Borrower.

Davall Gears shall mean Davall Gears Ltd., a company incorporated and registered in England and Wales.

Mollart shall mean Mollart Universal Joints Limited, a limited liability company registered in England and Wales with a registered number 05939858, and a wholly-owned, dormant subsidiary of Joining Borrower.

Sixth Amendment Date shall mean July 24, 2015.

UK Borrower shall mean, collectively and individually as the context may require, Davall Gears, and each Person joined hereto as a UK Borrower from time to time.

UK Note shall mean the Allonge to Amended and Restated Revolving Credit Note executed, inter alia, by UK Borrower which limits UK Borrower’s liability under the Amended and Restated Revolving Credit Note to an amount not to exceed to the UK Sublimit.

UK Obligations shall mean all nonmonetary Obligations of Borrowers and all monetary Obligations of UK Borrower, under or in connection with Loans made by the Lenders to the UK Borrower or with respect to intercompany or other transfers in respect of which the UK Borrower otherwise acts as a borrower, the amount of which monetary Obligations of UK Borrower shall be determined by methods reasonably satisfactory to the Administrative Agent, which shall include without limitation reference to the books and records relating to Loans made by Lenders to UK Borrower and the records of intercompany transfers made to and from UK Borrower.

UK Sublimit shall mean an amount equal to $4,000,000.

UK Security Documents shall mean each of (i) the debenture granted by the UK Borrower to the Administrative Agent for the benefit of the Lenders, (ii) the 100% Charge Over Shares granted with respect to the Shares of the UK Borrower to the Administrative Agent for the benefit of the Lenders, and (iii) the 65% Charge Over the Shares in the UK Borrower granted by SL Montevideo Technology, Inc. to the Administrative Agent for the benefit of the Lenders.

US Borrower shall mean, collectively and individually as the context may require, SL Industries, Inc., a Delaware corporation, and each of the other entities listed as an “Existing Borrower” on the signature pages of the Sixth Amendment and Joinder to Credit Agreement and Security Agreement, and each Person from time to time joined to the Credit Agreement as a US Borrower.

(b) Definitions. The following defined terms contained in Section 1.2 of the Credit Agreement shall be amended and restated in their entirety as follows:

Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer, Directors, Secretary or Assistant Secretary of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Borrower shall mean, collectively and individually as the context may require, US Borrower and UK Borrower.

Collateral shall mean the collateral under the (i) Security Agreement, (ii) Pledge Agreement, (iii) Patent, Trademark and Copyright Security Agreement, and (iv) UK Security Documents.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, administration, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, administrator, supervisor, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up, administration or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, any composition or scheme of arrangement with creditors or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

Loan Documents shall mean this Agreement, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreement, the UK Security Documents and any other instruments, certificates or documents delivered in connection herewith or therewith.

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, including without limitation the UK Note.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code or any other Law in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Purchase Money Security Interests.

(c) Limitation of Liability of UK Borrowers. Section 1 of the Credit Agreement shall be amended by adding the following Section 1.4:

1.4 Limitation on Liability of UK Borrowers. It is the intent of the parties hereto, and the parties hereby agree that, notwithstanding any provision of this Agreement or any other Loan Documents, the UK Borrowers shall not be liable for any Obligations to the extent they do not constitute UK Obligations, the present and future assets of UK Borrowers shall not be subject to any Lien, claim or action by the Administrative Agent or the Lenders to satisfy any Obligations to the extent they do not constitute UK Obligations, and neither the Administrative Agent nor the Lenders shall have any recourse under this Agreement or any other Loan Documents against UK Borrowers or their assets in respect of any Obligations to the extent they do not constitute UK Obligations. All amounts paid by UK Borrowers and all value derived from their assets shall be applied to UK Obligations.

(d) Revolving Credit Loans. Section 2.1.1 of the Credit Agreement shall be amended and restated in its entirety as follows:

2.1.1 Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (iii) the aggregate amount of Revolving Credit Loans outstanding to UK Borrower shall not at any time exceed the UK Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(e) Revolving Credit Loan Requests. Section 2.5.1 of the Credit Agreement shall be amended and restated in its entirety as follows:

2.5.1 Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1, or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form, in each case which request shall also indicate whether such Revolving Credit Loan will be extended to the UK Borrower or US Borrower (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $10,000 and not less than $100,000 for each Borrowing Tranche under the Base Rate Option.

(f) Repayment of Revolving Credit Loans. Section 2.6.4 of the Credit Agreement shall be amended and restated in its entirety as follows:

2.6.4 Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date; provided, however, that UK Borrower shall have no obligation to make any payments hereunder except with respect to the UK Obligations.

(g) Liens in the Collateral. Section 6.1.11 of the Credit Agreement shall be amended and restated in its entirety as follows:

6.1.11 Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreement, the Mortgage, and the UK Security Documents constitute and will continue to constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.

(h) Subsidiaries and Owners; Investment Companies. Section 6.1.2 of the Credit Agreement shall be amended and restated in its entirety as follows:

6.1.2 Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in each Borrower other than Parent Borrower, the amount, percentage and type of such equity interest (the “Borrower Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (ii) (collectively the “Equity Interests”). Except as set forth on Schedule 6.1.2, the Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or any other applicable Law or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 or any other applicable Law and shall not become such an “investment company” or under such “control.”

(i) Additional Covenants. Section 8 of the Credit Agreement is hereby amended by adding thereto the following Sections 8.1.11, 8.1.12 and 8.1.13:

8.1.11 UK Pension Matters.

(i) Administrative Agent and Lenders acknowledge and agree that the provisions hereof relating to ERISA shall not apply to any UK Borrower.

(ii) The UK Borrower shall ensure that it is not an employer (for the purpose of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Act 2004) and that all pension schemes operated by the UK Borrower are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004.

(iii) Each UK Borrower shall promptly notify the Administrative Agent of any material change in the rate of contributions to any pension schemes mentioned in (ii) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(iv) Each UK Borrower shall immediately notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any member of the Group.

(v) Each UK Borrower shall immediately notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

As used in this Section 8.1.11, the following terms shall have the following meanings:

“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Group” shall mean each UK Borrower and each Subsidiary of each UK Borrower.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

8.1.12 Currency Conversion:

(i) All monies received or held by the Administrative Agent or any receiver under the Credit Agreement or any other Loan Document may be converted from their existing currency into such other currency as the Administrative Agent or the receiver considers necessary or desirable to cover the obligations and liabilities comprised in the Obligations in that other currency. The Borrower shall indemnify the Administrative Agent against all costs, charges and expenses incurred in relation to such conversion. Neither the Administrative Agent nor any receiver shall have any liability to the Borrower in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

(ii) No payment to the Administrative Agent (whether under any judgment or court order or in the liquidation, administration or dissolution of the Borrower or otherwise) shall discharge the obligation or liability of the Borrower in respect of which it was made, unless and until the Administrative Agent shall have received payment in full in the currency in which the obligation or liability was incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, the Administrative Agent shall have a further separate cause of action against the Borrower and shall be entitled to enforce its Liens to recover the amount of the shortfall.

8.1.13 Mollart to Remain Dormant.

(i) Borrower confirms that Mollart is dormant within the meaning of section 1169 of the Companies Act 2006 (“Dormant”);

(ii) Subject to the other terms of Section 8.1.13, Borrower irrevocably undertakes and agrees that Mollart will remain Dormant;

(iii) Except with the prior written consent of the Administrative Agent (and if such consent is given then only on the terms of such consent), Borrower irrevocably undertakes and agrees:

(a) that Borrower shall not permit Mollart to trade or incur Indebtedness or other liabilities;

(b) that Borrower shall not permit Mollart to acquire or own any assets other than any assets as may be expressly consented to by the Administrative Agent from time to time (collectively, “Permitted Assets”);

(c) that Borrower shall not permit Mollart to sell, assign, charge, mortgage, lien or otherwise encumber or dispose of all or any of the Permitted Assets;

(d) that Borrower will ensure that Mollart will not recommence or commence trading or take any corporate action whatsoever including, for the avoidance of doubt, changing the name of Mollart.

(iv) Borrower agrees that should a breach of the terms of this Section 8.1.13 occur involving Mollart, then Borrower shall cause Mollart to become a Guarantor hereunder and Mollart shall grant Liens on the assets and cause a Lien to be granted with respect to its equity interests, as the Administrative Agent may reasonably require.

(j) Changes in Organizational Documents. Section 8.2.13 of the Credit Agreement shall be amended and restated in its entirety as follows:

8.2.13 Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, articles of association or other organizational documents without providing at least five (5) Business Days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its reasonable discretion, obtaining the prior written consent of the Required Lenders, and provided that the issue of new shares to SL Montevideo Technology, Inc. shall be permitted so long as a first priority security interest in such shares is granted in favor of Administrative Agent, for the benefit of the Lenders, on terms which are reasonably satisfactory to Administrative Agent, and substantially consistent with the terms of the 65% Charge Over the Shares in the UK Borrower granted by SL Montevideo Technology, Inc.

(k) Relief Proceedings. Section 9.1.11 of the Credit Agreement shall be amended and restated in its entirety as follows:

9.1.11 Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding or such Relief Proceeding is advertised, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be solvent or admits in writing its inability to pay its debts as they mature.

3. Letters of Credit. Notwithstanding anything to the contrary provided for in the Credit Agreement, specifically including Section 2.9 thereof, no UK Borrower shall have any liability for any Obligations relating to any Letter of Credit and no Letters of Credit shall be issued for the account of UK Borrower.

4. Representations and Warranties. Each Loan Party hereby:

(a) reaffirms all representations and warranties made to Administrative Agent and Lenders under the Credit Agreement and all of the other Existing Financing Agreements (as modified in connection herewith) and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b) reaffirms all of the covenants contained in the Credit Agreement, and covenants to abide thereby until all Loans, Obligations and other liabilities of Loan Parties to Administrative Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Administrative Agent and Lenders;

(c) represents and warrants that no Potential Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that since March 31, 2015, no event or development has occurred which has had or is reasonably likely to have a Material Adverse Change;

(e) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment and all related agreements, instruments, and documents to which such Loan Party is a party, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment and any related agreements, instruments or documents on its behalf were similarly authorized and empowered, and that neither this Amendment or any related agreements, instruments, or documents contravenes any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(f) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered by such Loan Party in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

5. Security Interest. As security for the payment and performance of the Obligations, and satisfaction by the Loan Parties of all covenants and undertakings contained in the Credit Agreement, the Loan Documents and the Existing Financing Agreements (as modified in connection herewith), each of the Existing Borrowers reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Administrative Agent, for its benefit and the ratable benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located.

6. Confirmation of Indebtedness. Loan Parties confirm and acknowledge that as of the close of business on July 17, 2015 Borrowers were indebted to Administrative Agent and Lenders under the Credit Agreement in the aggregate principal amount of (i) $455,551.00, comprised of $0.00 outstanding Revolving Credit Loans and $455,551.00 for issued and outstanding Letters of Credit and (ii) $4,281,832.00 under the DOJ/EPA Letter of Credit, in each case without any deduction, defense, setoff, claim or counterclaim, plus all fees, costs and expenses incurred to date in connection with the Credit Agreement and the other Loan Documents.

7. Acknowledgment of Guarantors. Each Guarantor hereby covenants and agrees that the Continuing Agreement of Guaranty and Suretyship dated August 9, 2012, as amended, restated, supplemented and otherwise modified from time to time, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers and each other Guarantor to Administrative Agent and Lenders under the Credit Agreement and the other Loan Documents.

8. Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the satisfaction of each of the following conditions (all documents to be in form and substance reasonably satisfactory to Administrative Agent and Administrative Agent’s counsel):

(a) Administrative Agent shall have received this Amendment duly executed by Lenders and all Loan Parties;

(b) Loan Parties shall have paid or reimbursed Administrative Agent for its reasonable attorneys’ fees and expenses as required under the Credit Agreement, including those in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto;

(c) Administrative Agent shall have received each of the agreements, instruments, certificates and documents listed on Exhibit A attached hereto; and

(d) Execution and/or delivery of all other agreements, instruments and documents requested by Administrative Agent to effectuate and implement the terms hereof.

9. Reaffirmation of Existing Financing Agreements. Except as expressly modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all other of the Existing Financing Agreements (except as otherwise modified in connection herewith), are hereby reaffirmed and shall continue in full force and effect as therein written.

10. Release. As further consideration for Administrative Agent’s and Lenders’ agreement to grant the accommodations set forth herein, each Borrower and each Guarantor hereby waives and releases and forever discharges Administrative Agent and Lenders and their respective officers, directors, attorneys, agents and employees (the “Released Parties”) from any liability, damage, claim, loss or expense of any kind that Borrowers, Guarantors, or any of them, may have against Released Parties, or any of them, arising out of or relating to the Obligations, this Amendment or the Loan Documents.

11. Miscellaneous.

(a) No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e) This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or electronic transmission shall bind the parties hereto.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

EXISTING BORROWERS:	SL INDUSTRIES, INC.

	By:	/s/ Louis J. Belardi
Name: Louis J. Belardi
Title: CFO, Secretary & Treasurer

SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
TEAL ELECTRONICS CORPORATION
SL MONTEVIDEO TECHNOLOGY, INC.
SL SURFACE TECHNOLOGIES, INC.
CEDAR CORPORATION
MTE CORPORATION
MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC.
SLMTI DS LLC

	By:	/s/ Louis J. Belardi
Name: Louis J. Belardi
Title: Authorized Officer

JOINING BORROWER:	DAVALL GEARS LTD.

	By:	/s/ Michael D. Richards
Name: Michael D. Richards
Title: Director

GUARANTORS:	SL POWER ELECTRONICS LTD. INDUSTRIAS SL, S.A. DE C.V. CONDOR POWER SUPPLIES DE MEXICO, S.A. DE C.V.
SL XIANGHE POWER ELECTRONICS CORP.
SL SHANGHAI POWER ELECTRONICS CORP.
SL SHANGHAI INTERNATIONAL TRADING CORP.
CEDRO DE MEXICO, S.A. DE C.V.
TPE DE MEXICO, S. DE R.L. DE C.V.

	By:	/s/ Louis J. Belardi
Name: Louis J. Belardi
Title: Authorized Officer

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

	By:	/s/ Bryan Flory
Name: Bryan Flory
Title: Assistant Vice President

EXHIBIT A

PRELIMINARY CLOSING AGENDA

(UK Acquisition)

Agent:	PNC Bank, National Association

Lender:	PNC Bank, National Association

Existing Borrowers:	SL Industries, Inc.
SL Power Electronics Corporation
SL Montevideo Technology, Inc.
RFL Electronics Inc.
Teal Electronics Corporation
MTE Corporation
SL Delaware, Inc.
SL Delaware Holdings, Inc.
Cedar Corporation
Mex Holdings LLC
SLGC Holdings, Inc.
SL Surface Technologies, Inc.

Joining Borrower:	Davall Gears Ltd

Guarantors:	SL Power Electronics Ltd
Industrias SL SA de CV
Condor Power Supplies de Mexico SA de CV
SL Xianghi Power Electronics Corp.
SL Shanghai Power Electronics Corp.
SL Shanghai International Trading Corp.
Cedro de Mexico SA de CV
TPE de Mexico, S. de R.L. de C.V.

Date:	July 23, 2015

	DOCUMENTS	RESPONSIBLE PARTY

1.	SIXTH AMENDMENT AND JOINDER TO CREDIT AGREEMENT AND TO SECURITY AGREEMENT a. UPDATED SCHEDULES TO CREDIT AGREEMENT	BLANK ROME LLP BORROWERS

2.	PERFECTION CERTIFICATE (JOINING BORROWER)	BORROWERS

3.	ALLONGE TO AMENDED AND RESTATED REVOLVING CREDIT NOTE	BLANK ROME LLP

	DOCUMENTS	RESPONSIBLE PARTY

4.	Second Amendment to Amended and Restated Pledge Agreement (65%) (a) Pledge Instruction/Acknowledgment of Registration (b) Delivery of Stock Certificates (c) Stock Powers	BLANK ROME LLP

5.	Intellectual Property Security Agreement (post-closing item)	BLANK ROME LLP

6.	UCC-1 Financing Statement	BLANK ROME

7.	UK Security Documents a. Share Charge (100%) b. Share Charge (65%) c. Debenture	BLANK ROME LLP/ SQUIRES

8.	Copies of Acquisition Documents a. Stock Purchase Agreement b. Schedules and Exhibits	BORROWERS

9.	Collateral Assignment of Rights under Share Purchase Documents	BLANK ROME LLP

10.

Certificate of Secretary SL Montevideo Technology, Inc.

(a)    Certificate of Incorporation/Articles

(b)    Bylaws/Operating Agreement

(c)    Resolutions

(d)    Good Standing Certificate

(e)    Incumbency Certificate

(f)     Foreign Qualification

BORROWERS

11.

Authorization Documentation for Joining Borrower

(a)    Shareholder Resolution (changes to Articles of Association)

(b)    Certificate of Director; (i) Articles of Association, (ii) resolution regarding loan transaction and acquisition and (iii) incumbency

BORROWERS

12.	Closing Certificate	BLANK ROME LLP

13.	Opinion of Counsel (a) UK Counsel to PNC – security documents (b) UK Counsel to SL – acquisition documents	COUNSEL TO BORROWERS

14.	Updated Insurance Certificates (Liability and Property) (post-closing item)	BORROWERS

15.	UCC, JUDGMENT AND FEDERAL AND STATE TAX LIEN SEARCHES AGAINST JOINING BORROWER	BORROWERS

16.	COMPANY AND WINDING UP SEARCHES IN RELATION TO UK BORROWER	SQUIRES

	DOCUMENTS	RESPONSIBLE PARTY

17.	Copies of material contracts	BORROWERS

18.	Payoff Letters / Terminations a. Deed of release from Clydsdale	BORROWERS

19.	RECEIPT OF EVIDENCE THAT PERMITTED ACQUISITION CONDITIONS (OTHER THAN THOSE FOR WHICH CONSENTS HAVE BEEN OBTAINED) HAVE BEEN SATISFIED [SEE ATTACHED DEFINITION]	BORROWERS

20.	DISBURSEMENT AUTHORIZATION	BLANK ROME LLP

21.	PAYMENT OF FEES AND EXPENSES OF AGENT	BORROWERS

22.	REGISTRATION OF DEBENTURE AT COMPANIES HOUSE (POST-CLOSING ITEM)	SQUIRES

23.	POST-CLOSING LETTER	BLANK ROME LLP

Permitted Acquisitions shall mean acquisitions of the assets or Equity Interests of another Person so long as:

(a) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of (i) all such acquisitions do not exceed $70,000,000 in the aggregate during the term of this Agreement, (ii) all acquisitions involving foreign Subsidiaries does not exceed $40,000,000 in the aggregate during the term of this Agreement and (iii) each individual acquisition involving foreign Subsidiaries does not exceed $20,000,000 for any single transaction or related transactions;

(b) with respect to the acquisition of Equity Interests, such acquired company shall (i) have a positive EBITDA and tangible net worth, calculated in accordance with GAAP immediately prior to such acquisition, (ii) such acquired company shall be added as a Borrower or Guarantor as determined by Administrative Agent in its sole discretion to this Agreement and be jointly and severally liable for all Obligations, and (iii) Administrative Agent shall be granted a first priority lien in all assets of such acquired company;

(c) the acquired company or property is used or useful in the same or a similar line of business as the Borrower was engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

(d) Administrative Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Administrative Agent;

(e) the board of directors (or other comparable governing body) of such company shall have duly approved the transaction;

(f) the Borrower has delivered to Administrative Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, the Borrower shall have a Pro-Forma Leverage Ratio less than or equal to 2.75 to 1.0 as of the most recent fiscal quarter end for the trailing twelve month period then ending (calculating such ratio as if such acquisition occurred on the first day of such testing period) and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Administrative Agent;

(g) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower and newly formed for the sole purpose of effecting such acquisition; and

(h) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition.